UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Playford, Gilbert E.
   3102 West End Avenue, Suite 1100
   Nashville, TN  37203
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |8/11/0|P   | |5,800             |A  |$13.00     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/14/0|P   | |4,200             |A  |$13.00     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/15/0|P   | |4,000             |A  |$13.00     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/15/0|P   | |2,100             |A  |$12.87     |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/16/0|P   | |8,900             |A  |$12.60     |139,516            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |5,074              |I     |(1)                        |
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Common Stock               |      |    | |                  |   |           |100,000 (4)        |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |39,414             |I     |(5)                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Time Options (right to|$30.5891|     |    | |           |   |(2)  |1/25/|Common Stock|300,000|       |300,000     |D  |            |
 buy)                 |        |     |    | |           |   |     |07   |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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Time Options (right to|$17.0625|     |    | |           |   |(3)  |9/28/|Common Stock|300,000|       |300,000     |D  |            |
 buy)                 |        |     |    | |           |   |     |08   |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Represents the number of units attributable to the reporting person's participation in the Company Discount Stock Fund option of the UCAR Carbon Savings
Program.
(2) 200,000 of such options became exercisable on June 22, 2000 and 100,000 of such options become exercisable on June 22, 2001.
(3) Of such options,100,000 vested on each of: May 21, 1999, July 14, 1999 and September 29, 1999.
(4) Of such shares, (a) 70,000 will vest on June 22, 2003 and (b) 30,000 will vest on December 31, 2004, provided that the reporting person is still employed by UCAR on those
dates.
(5) Represents obligations whose value is based on the Common Stock. The reporting person disclaims any beneficial ownership of any securities. SIGNATURE OF REPORTING PERSON
/s/ Karen G. Narwold, Atty-in-Fact for Gilbert E. Playford
DATE
September 7, 2000